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Exhibit 99.2

FOR RELEASE ON
FEBRUARY 1, 2002

First National of Nebraska, Inc.

        Omaha, Nebraska

	2001	2000	% Incr(Decr)
Net Income	$80,839,000	105,477,000	(23.4)%
Total Reported Assets	9,752,261,000	9,283,314,000	5.1%
Managed Assets	11,590,283,000	10,776,352,000	7.6%
Gross Revenue	1,296,403,000	1,274,037,000	1.8%
Basic Earnings per Share	244.42	315.33	(22.5)%
Diluted Earnings per Share	241.67	315.33	(23.4)%
ROE	10.4%	15.4%
ROA	.9%	1.2%

        First National of Nebraska reported total net income of $80.8 million. Return on average assets was .9% while the return on average stockholders' equity was 10.4%. Total managed assets reached a new high of $11.6 billion, an increase of 7.6% over the prior year.

        During 2001, First National acquired 21 credit card portfolios totaling $112.2 million. On January 31, 2002, First National closed on the acquisition of Castle Bancgroup, Inc., the parent company of Castle Bank, N.A., which serves customers through 10 banking offices in North Central Illinois. Additionally, new mortgage banking locations were opened in Texas and Colorado.

        First National operates in 84 banking locations in Nebraska, Colorado, Kansas, South Dakota, Texas and Illinois and employs 6,449 associates.

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  Exhibit 99.2